Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

April 2011 Performance Update

The Frontier Fund Supplement Dated April 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	April 30, 2011	April 30, 2011	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	0.56%	3.45%	$107.16
Frontier Dynamic Series-1	1.49%	-0.96%	$91.06
Frontier Long/Short Commodity Series-1a	4.65%	16.69%	$137.64
Frontier Masters Series-1	5.07%	5.22%	$108.34

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of April 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(12,309,146.45)
Unrealized trading gain/(loss)			13,312,966.56
Less: commissions			(77,543.77)
Less: FCM fees			(175,510.14)
Foreign currency gain/(loss)			210,323.40
Interest income			107,946.18

Total Income			1,069,035.78

EXPENSES

Management fees			83,655.98
Incentive fees			426,743.43
Broker service fees			148,657.74

Total Expenses			659,057.15

Net Income (Loss)			$409,978.63

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	935,530.85702	$99,690,761.49	106.56
Current month additions	32,916.20668	3,500,265.94
Current month redemptions	(168,574.59542)	(17,890,641.19)
Net Income (loss) for current month		409,978.63

Net Asset Value, end of current month	799,872.46828	$85,710,364.87	107.16

	Monthly rate of return		0.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			21,372.15
Less: commissions			—
Less: FCM fees			(2,348.58)
Foreign currency gain/(loss)			—
Interest income			1,547.43

Total Income			20,571.00

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			1,988.78

Total Expenses			1,988.78

Net Income (Loss)			$18,582.22

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,748.04642	$1,233,434.76	89.72
Current month additions	111.53309	10,000.00
Current month redemptions	(71.34807)	(6,503.15)
Net Income (loss) for current month		18,582.22

Net Asset Value, end of current month	13,788.23144	$1,255,513.83	91.06

	Monthly rate of return		1.49%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(914,010.05)
Unrealized trading gain/(loss)			1,550,410.62
Less: commissions			(3,661.08)
Less: FCM fees			(18,406.48)
Foreign currency gain/(loss)			(1,841.75)
Interest income			12,933.14

Total Income			625,424.40

EXPENSES

Management fees			23,134.55
Incentive fees			122,448.87
Broker service fees			15,669.25

Total Expenses			161,252.67

Net Income (Loss)			$464,171.73

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	70,239.77559	$9,238,000.46	131.52
Current month additions	7,647.16884	1,015,323.69
Current month redemptions	(861.63333)	(115,536.84)
Net Income (loss) for current month		464,171.73

Net Asset Value, end of current month	77,025.31110	$10,601,959.04	137.64

	Monthly rate of return		4.65%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$617,921.18
Unrealized trading gain/(loss)			1,977,968.79
Less: commissions			(19,271.52)
Less: FCM fees			(79,800.09)
Foreign currency gain/(loss)			8,420.84
Interest income			56,820.66

Total Income			2,562,059.86

EXPENSES

Management fees			85,185.33
Incentive fees			347,636.11
Broker service fees			67,598.83

Total Expenses			500,420.27

Net Income (Loss)			$2,061,639.59

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	421,689.47857	$43,480,307.03	103.11
Current month additions	5,905.41901	622,616.18
Current month redemptions	(49,533.33398)	(5,204,865.02)
Net Income (loss) for current month		2,061,639.59

Net Asset Value, end of current month	378,061.56360	$40,959,697.78	108.34

	Monthly rate of return		5.07%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 1